Exhibit 99.1

Connection (CNXN) Reports Third Quarter 2021 Results

THIRD QUARTER HIGHLIGHTS:

  Net sales: $751.4 million, up 15.1% y/y
  Gross profit: $120.7 million, up 11.9% y/y
  Net income: $20.0 million, up 18.4% y/y
  Diluted EPS: $0.76, up 18.1% y/y

MERRIMACK, N.H.--(BUSINESS WIRE)--November 4, 2021--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, healthcare and education markets, today announced results for the third quarter ended September 30, 2021.

“We are pleased to report record Q3 revenue and gross profit in both our Enterprise and Business Solutions segments. These results demonstrate the continued execution of our business strategy to connect our customers with technology that enhances growth, elevates productivity, and empowers innovation. This strong financial performance, while affected by on-going supply chain shortages, is expected to continue into fourth quarter,” said Tim McGrath, President and CEO of Connection. McGrath continued, “Our employees have gone above and beyond to help our customers manage issues associated with both their supply constraints and their on-going efforts to work-from-anywhere.”

Net sales for the quarter ended September 30, 2021 increased by 15.1% to $751.4 million, compared to $652.8 million for the prior year quarter. Net income for the quarter ended September 30, 2021 increased by 18.4% to $20.0 million, or $0.76 per diluted share, compared to net income of $16.9 million, or $0.64 per diluted share, for the prior year quarter.

Net sales for the nine months ended September 30, 2021 increased by 9.3% to $2.1 billion, compared to $1.9 billion for the nine months ended September 30, 2020. Net income for the nine months ended September 30, 2021 increased by 20.4% to $47.5 million, or $1.80 per diluted share, compared to net income of $39.5 million, or $1.50 per diluted share for the nine months ended September 30, 2020.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”) totaled $102.4 million for the twelve months ended September 30, 2021, compared to $99.3 million for the twelve months ended September 30, 2020. 1

1 Adjusted EBITDA is a non-GAAP measure. See page 10 for the definition and reconciliation.

Quarterly Highlights

  Continued growth across our vertical markets:
    Manufacturing saw revenue growth of 24% year-over-year and 7% sequentially compared to Q2 2021 as manufacturers looked to augment the available workforce, automate, and invest in new technologies to address both short-term and long-term workforce challenges stemming from COVID-19 and workforce skills shortages.
    Healthcare experienced revenue growth of 10% year-over-year as a result of organizations expanding and securing infrastructure to support a surge in employee remote access and telemedicine activity, as well as improving the patient and provider experience.
  Our Technology Solutions Group saw strong demand and growth for managed services, cybersecurity services and network transformation services. Our services business grew more than 23% year-over-year.
  Achieved Microsoft Azure Expert Managed Service Provider (MSP) certification. Connection has demonstrated industry-leading technical capabilities and offers end-to-end support across Azure cloud environments through our Microsoft Center of Excellence.

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment increased by 21.8% to $281.4 million in the third quarter of 2021, compared to $231.0 million in the prior year quarter. Gross profit increased by 17.5% to $54.7 million in the third quarter of 2021, compared to $46.6 million in the prior year quarter. Gross margin decreased by 73 basis points to 19.4% primarily due to a higher mix of lower margin client-based solutions.
  Net sales for the Public Sector Solutions segment decreased by 1.1% to $160.2 million in the third quarter of 2021, compared to $162.0 million in the prior year quarter. Sales to state and local government and educational institutions increased by 2.5%, compared to the prior year quarter, while sales to the federal government decreased by 15.8% primarily due to the timing of customer rollouts. Gross profit decreased by 10.8% to $20.3 million in the third quarter of 2021, compared to $22.8 million in the prior year quarter. Gross margin decreased by 138 basis points to 12.7% primarily due to a change in product mix and a decrease in software sales recorded on a net basis.
  Net sales for the Enterprise Solutions segment increased by 19.2% to $309.7 million in the third quarter of 2021, compared to $259.8 million in the prior year quarter. Gross profit increased by 18.7% to $45.6 million in the third quarter of 2021, compared to $38.4 million in the prior year quarter. Gross margin decreased by 6 basis points to 14.7%.

Quarterly Sales by Product Mix:

  Notebook/mobility sales had a record quarter at $304 million which represented an increase of 50% year over year and accounted for 40% of net sales in the third quarter of 2021, compared to 31% of net sales in the third quarter of 2020. The increase in this product category was due to the growing hybrid work environment.
  Accessories sales increased by 4% year over year and accounted for 12% of net sales in the third quarter of 2021, compared to 13% of net sales in the third quarter of 2020.
  Software sales decreased by 21% year over year and accounted for 8% of net sales in the third quarter of 2021, compared to 12% in the third quarter of 2020. The decrease in software sales is primarily related to an increase in software recognized on a net basis.
  Desktop sales increased by 7% year over year and accounted for 9% of net sales in the third quarter of 2021, compared to 10% of net sales in the third quarter of 2020.

Selling, general and administrative (“SG&A”) expenses increased in the third quarter of 2021 to $93.4 million from $86.8 million in the prior year quarter. SG&A as a percentage of net sales was 12.4%, compared to 13.3% in the prior year quarter. The increase in SG&A was primarily due to an increase in variable compensation due to the higher levels of gross profit and increased marketing costs.

Cash and cash equivalents were $89.7 million at September 30, 2021, compared to $95.7 million at December 31, 2020.

Conference Call and Webcast

Connection will host a conference call and live webcast today, November 4, 2021 at 4:30 p.m. ET to discuss its third quarter financial results. To access the conference call (audio only), please dial 877-776-4016 (US) or 973-638-3231 (International) and enter the confirmation number 8894527. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

Adjusted EBITDA is a non-GAAP financial measure. This measure is included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measure is available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 425,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and real-time access to over 425,000 products and 1,600 vendors through MarkITplace®, a proprietary next-generation, cloud-based supply chain solution. The team’s engineers, software licensing specialists, and subject matter experts help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the continuation of the COVID-19 pandemic, including, without limitation, its impact on global supply chains and responses to it, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, continued successful integration of the new ERP system, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2020. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended September 30,	2021	2020
			%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)			Change

Operating Data:
Net sales	$751,368	$652,752	15%
Diluted earnings per share	$0.76	$0.64	19%

Gross margin	16.1%	16.5%
Operating margin	3.6%	3.2%
Return on equity (1)	9.8%	10.2%

Inventory turns	15	15
Days sales outstanding	66	73

	% of	% of
Product Mix:	Net Sales	Net Sales
Notebooks/Mobility	40%	31%
Accessories	12	13
Displays	10	8
Desktops	9	10
Software	8	11
Servers/Storage	7	9
Net/Com Products	7	10
Other Hardware/Services	7	8
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding	26,205	26,142
Total book value per share	$26.18	$24.03
Tangible book value per share	$23.14	$20.94
Closing price	$44.03	$41.06
Market capitalization	$1,153,806	$1,073,391
Trailing price/earnings ratio	18.1	17.7
LTM Adjusted EBITDA (2)	$102,402	$99,291
Adjusted market capitalization/LTM Adjusted EBITDA (3)	10.4	9.7
(1) Calculated as the trailing twelve months' of net income divided by the average trailing twelve months' of equity.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.
REVENUE AND MARGIN INFORMATION
For the Three Months Ended September 30,	2021		2020
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Enterprise Solutions	$309,722	14.7%	$259,767	14.8%
Business Solutions	281,425	19.4	230,985	20.2
Public Sector Solutions	160,221	12.7	162,000	14.1
Total	$751,368	16.1%	$652,752	16.5%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands, except per share data)	2021	2020	2021	2020

Net sales	$751,368	$652,752	$2,092,421	$1,914,603
Cost of sales	630,671	544,922	1,754,877	1,604,656
Gross profit	120,697	107,830	337,544	309,947

Selling, general and administrative expenses	93,369	86,753	272,332	256,640
Restructuring and other charges	-	-	-	992
Income from operations	27,328	21,077	65,212	52,315

Other income, net	-	(17)	7	80
Income tax provision	(7,283)	(4,130)	(17,698)	(12,926)
Net income	$20,045	$16,930	$47,521	$39,469

Earnings per common share:
Basic	$0.77	$0.65	$1.81	$1.51
Diluted	$0.76	$0.64	$1.80	$1.50

Shares used in the computation of earnings per common share:
Basic	26,197	26,130	26,186	26,158
Diluted	26,368	26,311	26,362	26,337

	September 30,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2021	2020
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$89,728	$95,655
Accounts receivable, net	585,380	611,021
Inventories, net	175,374	140,867
Prepaid expenses and other current assets	11,797	11,437
Total current assets	862,279	858,980
Property and equipment, net	60,623	61,537
Right-of-use assets, net	10,218	12,821
Goodwill	73,602	73,602
Intangibles assets, net	6,173	7,088
Other assets	1,031	1,345
Total Assets	$1,013,926	$1,015,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$217,084	$266,846
Accrued payroll	24,023	17,828
Accrued expenses and other liabilities	52,241	57,586
Total current liabilities	293,348	342,260
Deferred income taxes	18,525	18,525
Operating lease liability	7,353	9,631
Other liabilities	8,528	8,630
Total Liabilities	327,754	379,046
Stockholders’ Equity:
Common stock	290	289
Additional paid-in capital	122,214	119,891
Retained earnings	609,605	562,084
Treasury stock at cost	(45,937)	(45,937)
Total Stockholders’ Equity	686,172	636,327
Total Liabilities and Stockholders’ Equity	$1,013,926	$1,015,373

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2021	2020	2021	2020
Cash Flows from Operating Activities:
Net income	$20,045	$16,930	$47,521	$39,469
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,947	3,833	9,165	10,335
Adjustments to credit losses reserve	645	(351)	1,704	3,276
Stock-based compensation expense	1,026	618	3,118	1,866
Loss on disposal of fixed assets	2	-	2	13

Changes in assets and liabilities:
Accounts receivable	(4,369)	(141,893)	22,437	(42,610)
Inventories	(8,295)	30,943	(34,507)	(10,023)
Prepaid expenses and other current assets	1,791	1,434	(360)	43
Other non-current assets	(3)	(539)	314	(719)
Accounts payable	(40,863)	36,236	(49,997)	48,736
Accrued expenses and other liabilities	4,088	(3,223)	9,437	(3,987)
Net cash provided by (used in) operating activities	(22,986)	(56,012)	8,834	46,399

Cash Flows from Investing Activities:
Purchases of equipment and capitalized software	(2,481)	(1,397)	(7,092)	(9,611)
Proceeds from life insurance	-	-	1,500	-
Net cash used in investing activities	(2,481)	(1,397)	(5,592)	(9,611)

Cash Flows from Financing Activities:
Purchase of treasury shares	-	-	-	(10,222)
Dividend payments	-	-	(8,375)	(8,427)
Issuance of stock under Employee Stock Purchase Plan	-	-	-	536
Payment of payroll taxes on stock-based compensation through shares withheld	(470)	(483)	(794)	(684)
Net cash used in financing activities	(470)	(483)	(9,169)	(18,797)
(Decrease) increase in cash and cash equivalents	(25,937)	(57,892)	(5,927)	17,991
Cash and cash equivalents, beginning of period	115,665	165,943	95,655	90,060
Cash and cash equivalents, end of period	$89,728	$108,051	$89,728	$108,051

Non-cash Investing Activities:
Accrued capital expenditures	$394	$248	394	248

Supplemental Cash Flow Information:
Income taxes paid	$7,459	$12,716	$20,600	$13,798

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands)	Three Months Ended September 30,			LTM Ended September 30, (1)
	2021	2020	% Change	2021	2020	% Change
Net income	$20,045	$16,930	18%	$63,817	$61,435	4%
Depreciation and amortization	2,947	3,833	(23%)	12,434	13,465	(8%)
Income tax expense	7,283	4,130	76%	22,203	20,826	7%
Interest expense	-	25	(100%)	29	103	(72%)
EBITDA	30,275	24,918	21%	98,483	95,829	3%
Restructuring and other charges (2)	-	-	0%	-	992	(100%)
Stock-based compensation	1,026	618	66%	3,919	2,470	59%
Adjusted EBITDA	$31,301	$25,536	23%	$102,402	$99,291	3%
(1) LTM: Last twelve months
(2) Restructuring and other charges in 2020 consist of severance and other charges related to internal restructuring activities.
ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax. A reconciliation from Diluted Earnings per Share to Adjusted Diluted Earnings per Share is detailed below. Adjusted Diluted Earnings per Share is defined Diluted Earnings per Shared adjusted for restructuring and other charges, net of tax. Adjusted Net Income and Adjusted Diluted Earnings Per Share are considered non-GAAP financial measures (see note above in Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that these non-GAAP disclosures provide helpful information with respect to the Company's operating performance.
(amounts in thousands, except per share data)	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
Net income	$20,045	$16,930		$47,521	$39,469
Restructuring and other charges, net of tax (1)	-	-		-	747
Adjusted Net Income	$20,045	$16,930	18%	$47,521	$40,216	18%
Diluted shares	26,368	26,311		26,362	26,337
Diluted Earnings per Share	$0.76	$0.64	18%	$1.80	$1.50	20%
Adjusted Diluted Earnings per Share	$0.76	$0.64	18%	$1.80	$1.53	18%
(1) Restructuring and other charges in 2020 consist of severance and other charges related to internal restructuring activities.

Contacts

Investor Relations Contact:
Thomas Baker, 603.683.2505
Senior Vice President, CFO, and Treasurer
tom@connection.com